EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 2, 2024, by and between Simbex Acquisition I Corporation, a Delaware corporation ("Seller"), Evome Medical Technologies Inc., a British Columbia corporation (the "Shareholder"), and EB Sports Corp., a Delaware corporation (the "Purchaser"). A glossary of defined terms used in this Agreement is set forth in Section 8.14.

RECITALS

A. The Seller is the sole record and beneficial owner of all of the issued and outstanding Capital Stock (the "Subject Equity") of Simbex LLC, a Delaware limited liability company (the "Company").

B. The Shareholder is the indirect record and beneficial owner of all of the issued and outstanding Capital Stock of Seller.

C. The Company is an experienced medical device and consumer health product design and development provider of consulting services that excels in transforming complex ideas into game-changing commercial solutions (the "Business").

D. The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Subject Equity in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, the Seller Parties and the Purchaser, in consideration of the recitals set forth above, the representations, warranties, covenants and agreements of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby promise and agree as follows:

ARTICLE 1
PURCHASE OF SUBJECT EQUITY

1.1 Purchase of Subject Equity. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and accept from the Seller, all right, title and interest in and to all of the Subject Equity, free and clear of all Encumbrances.

1.2 Purchase Price; Manner of Payment. The purchase price for the Subject Equity (the "Purchase Price") shall be equal to Three Million Five Hundred Fifty Thousand Dollars ($3,550,000), as adjusted pursuant to Section 1.5.

1.3 The Closing. The closing of the purchase and sale of the Subject Equity and of all of the transactions relating thereto (collectively, the "Closing"), shall take place on the date hereof (the "Closing Date"). The Closing shall be deemed to be effective between the Parties for all purposes as of 12:01am. on the Closing Date. The Closing can be accomplished by electronic transmission of the requisite documents to the respective legal offices of legal counsel for the Parties, duly executed where required. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller by wire transfer of immediately available funds to one or more accounts to be designated in writing by the Seller, an aggregated amount (the "Closing Proceeds") equal to:

(a) Three Million Five Hundred Fifty Thousand Dollars ($3,550,000);

(b) less the outstanding Indebtedness of the Company (the "Company Indebtedness") pursuant to the Payoff Letters, which the Seller shall cause to be delivered to the Purchaser prior to the Closing;

(c) less the Seller Transactional Expenses;

(d) plus the Estimated Price Increase, if any; and

(e) less the Estimated Price Decrease, if any.

1.4 Tax Treatment. Any payments made with respect to adjustments or payments made pursuant to Section 1.5 and any indemnity payments made pursuant to Article 7 shall be deemed to be, and each of the Purchaser and the Seller shall treat such payments as, an adjustment to the Purchase Price for Tax and all other purposes, unless otherwise required by applicable Law.

1.5 Net Working Capital Adjustment.

(a) No later than three (3) Business Days prior to the Closing Date, the Seller shall have delivered to the Purchaser a good faith estimate, reasonably acceptable to the Purchaser, of the Net Working Capital of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the "Estimated Net Working Capital Statement"), which estimate shall set forth in reasonable detail the computation thereof and shall be prepared in a manner consistent with the computation of the Net Working Capital Target and the illustrative calculation set forth on Schedule 1.5 (the "Estimated Closing Date Net Working Capital"). If the Estimated Closing Date Net Working Capital is more than $100,000 less than the Net Working Capital Target (such difference the "Estimated Price Decrease"), the Estimated Price Decrease shall be subtracted from the Closing Proceeds paid by the Purchaser to the Seller at the Closing pursuant to Section 1.3. If the Estimated Closing Date Net Working Capital is more than $100,000 greater than the Net Working Capital Target (such difference, the "Estimated Price Increase"), the Estimated Price Increase shall be added to the Closing Proceeds paid by the Purchaser to the Seller at the Closing pursuant to Section 1.3.

(b) Within ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement setting forth its good faith calculation of the Closing Date Net Working Capital, which calculation shall set forth in reasonable detail the computation thereof and shall be prepared in a manner consistent with the computation of the Net Working Capital Target and the illustrative calculation set forth on Schedule 1.5 (the "Preliminary Net Working Capital Statement"). The Purchaser shall provide the Seller and its representatives with reasonable access to the books and records of the Company and the individuals materially responsible for preparing the Preliminary Net Working Capital Statement relating to the calculation of the Closing Date Net Working Capital. The Seller shall have a period of thirty (30) days after receipt of that statement to provide an Objection Statement to the Preliminary Net Working Capital Statement to the Purchaser, which includes Seller's good faith calculations of such contested item or items. Failure of the Seller to deliver an Objection Statement to the Purchaser within such period will constitute an irrevocable acceptance of the Preliminary Net Working Capital Statement and all calculations set forth on such Preliminary Net Working Capital Statement. In the event any such bona fide and timely objection cannot be resolved between the Purchaser and the Seller within ten (10) Business Days of the Purchaser's receipt of the Seller's Objection Statement, the Parties shall engage an Arbiter for the purpose of resolving such dispute. The Arbiter shall consider only those items and amounts which are identified in such Objection Statement and which the Parties are unable to resolve. The Arbiter's determination shall be consistent with the calculation of the Net Working Capital Target and shall be based on the illustrative calculation set forth on Schedule 1.5. The determination of the Arbiter shall be final, binding and non-appealable by the Parties. The fees and expenses of the Arbiter shall be borne by (i) the Seller, on the one hand, and (b) the Purchaser, on the other hand, based on the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, and such allocation of fees and expenses shall be calculated by the Arbiter and such calculation shall be final and binding on the Parties. The Closing Date Net Working Capital as agreed and/or finally determined by the Arbiter, as applicable, pursuant to this Section 1.5 shall be referred to herein as the "Final Closing Date Net Working Capital".

(c) If the Final Closing Date Net Working Capital is more than $100,000 greater than the Estimated Closing Date Net Working Capital (such difference, the "Surplus"), the Surplus shall be due from the Purchaser to the Seller. The Purchaser shall pay the Surplus in cash by wire transfer or delivery of other immediately available funds within three (3) Business Days of the final determination of the Final Closing Date Net Working Capital.

(d) If the Final Closing Date Net Working Capital is more than $100,000 less than the Estimated Closing Date Net Working Capital (such difference, the "Deficit"), the Deficit shall be due from the Seller to the Purchaser. The Seller shall pay the Deficit in cash by wire transfer or delivery of other immediately available funds within three (3) Business Days of the final determination of the Final Closing Date Net Working Capital.

(e) In calculating the Surplus and Deficit, the Parties will take into account any Estimated Price Increase or Estimated Price Decrease calculated at the Closing to ensure that any adjustment made pursuant to the Final Closing Date Net Working Capital does not duplicate an adjustment made pursuant to the Estimated Closing Date Net Working Capital.

ARTICLE 2
CLOSING

2.1 Purchaser Closing Deliveries At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller Parties, the following:

(a) The Closing Proceeds in cash by wire transfer or delivery of other immediately available funds;

(b) a strategic development agreement between the Company and Seller, pursuant to which the Company would provide engineering resources to Seller following the Closing (the "Strategic Development Agreement"), duly executed by the Company; and

(c) such other documents as the Seller may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in the Transaction Documents.

2.2 Seller Closing Deliveries. At the Closing, the Seller Parties shall deliver, or cause to be delivered, to the Purchaser, the following:

(a) instruments of assignment or other transfer documentation acceptable to the Purchaser, duly executed by the Seller, transferring to the Purchaser full record and beneficial ownership of the Subject Equity, free and clear of all Encumbrances;

(b) the Strategic Development Agreement, duly executed by Seller;

(c) a copy of the Company's articles of organization certified by the Delaware Secretary of State within 10 days of the Closing Date and a good standing certificate for the Company issued by the Delaware Secretary of State, and from the secretaries of state (or equivalent) of each other state in which the Company is qualified to conduct business, each of which is dated within thirty (30) days of the Closing;

(d) the Payoff Letters, if any, in form and substance reasonably satisfactory to the

Purchaser;

(e) evidence, in form and substance reasonably satisfactory to the Purchaser, of the release of all Encumbrances on the Company or any of its assets, if any;

(f) evidence, in form and substance reasonably satisfactory to the Purchaser, of receipt of the consents required by third parties and Government Entities listed on Schedule 3.5(b);

(g) written resignations, in form and substance reasonably satisfactory to the Purchaser, of the officers, directors and managers of the Company, each of which is effective as of the Closing;

(h) an affidavit of non-foreign status of the Seller, dated as of the Closing Date, in form and substance required under Section 1445 of the Code and the Treasury Regulations thereunder such that Purchaser is exempt from withholding any portion of the Purchase Price;

(i) a manager's certificate of the Company, certifying to the accuracy of (i) the Company's articles of organization, (ii) limited liability company agreement, and (iii) the incumbency of the officers and managers authorized to execute this Agreement and/or the other documents contemplated hereunder to which the Company is a party;

(j) such other documents as the Purchaser may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in the Transaction Documents.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties, jointly and severally, hereby represent and warrant to the Purchaser that the statements contained in this Article 3 are true and correct as of the Closing, except as set forth in the correspondingly numbered Schedules accompanying this Agreement, in accordance with Article 6.

3.1 Title to Subject Equity. The Seller owns, beneficially and of sole record, the Subject Equity, and the Seller has good and marketable title to all of the Subject Equity, and will transfer such ownership and such title to the Subject Equity to the Purchaser at the Closing, in each case free and clear of all Encumbrances.

3.2 Capitalization. All of the Capital Stock of the Company is duly authorized, validly issued, fully paid and nonassessable, and no Person has any unsatisfied Liability to make any capital contribution to the Company in connection with any prior issuance by the Company of any Capital Stock. The Company has not violated the 1933 Act, any state "blue sky" or securities Laws, any other similar Law or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Capital Stock. The Company does not hold any shares of its Capital Stock in its treasury. All of the outstanding Capital Stock of the Company is held of record by the Seller. Except as set forth on Schedule 3.2, (a) there are no outstanding options, warrants, incentive plan units or other rights of any kind which obligate the Company to issue, transfer, sell or deliver, or cause to be issued, transferred, sold or delivered any Capital Stock or any securities or obligations convertible into or exchangeable into or exercisable for any Capital Stock or which obligate the Company to make any payments based on the value of the Company's Capital Stock; (b) there are no preemptive rights or other similar rights in respect of any Capital Stock of the Company; (c) except as imposed by applicable securities Laws, there are no Encumbrances on, or other contractual obligations relating to, the ownership, transfer or voting of any Capital Stock of the Company, or otherwise affecting the rights of any holder of the Capital Stock of the Company; (d) there is no contractual obligation, or provision in the Company's organizational documents, including voting trust Contracts, shareholder Contracts, powers of attorney, proxies or any other Contracts restricting or otherwise which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Capital Stock of the Company or otherwise restricts or relates to the voting of the Capital Stock and (e) there are no existing rights with respect to registration under the 1933 Act of any Capital Stock of the Company.

3.3 Subsidiaries. The Company does not, directly or indirectly, own any Capital Stock of any

Person.

3.4 Organization and Standing. The Company is a limited liability company duly organized, validly existing and in current status under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required. Schedule 3.4 sets forth a list of those jurisdictions in which the Company is so qualified to do business. The Company has the requisite limited liability company power and authority to carry on the Business and to own, lease and use the property owned and used by it and to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party.

3.5 Authority; Binding Effect and Noncontravention.

(a) Each Seller Party has full right, power and authority to enter into the Transaction Documents to which such Seller Party is a party and to consummate the transactions contemplated by such Transaction Documents. Seller has full right, power and authority to sell and transfer to the Purchaser the Subject Equity as contemplated herein. Each Seller Party has duly and validly executed and delivered the Transaction Documents to which such Seller Party is a party and such Transaction Documents are and shall constitute the legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, insolvency and other similar Laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

(b) Except as set forth on Schedule 3.5(b), none of the execution, delivery or performance of the Transaction Documents by each Seller Party, or the consummation or performance by each Seller Party of any of the transactions contemplated hereunder or thereunder, will directly or indirectly: (i) contravene, conflict with or result in any violation of any provision of the Company's or such Seller Party's articles of organization, operating agreement or any Contract relating to the organization or governance of the Company or such Seller Party; (ii) contravene, conflict with or result in any violation of, or give any Government Entity or other Person the right to challenge any of the transactions contemplated hereby or thereby or to exercise any remedy or obtain relief under, any Law or Order applicable to such Seller Party, the Company, any of the Subject Equity, or any of the property, assets or businesses of the Company; (iii) contravene, conflict with or result in any violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate or modify, or require the giving of any notice under, any Contract to which such Seller Party or the Company is a party or is bound or which binds or applies to any of the Subject Equity or any of the material property, assets or businesses of the Company; (iv) contravene, conflict with or result in any violation of any of the terms or requirements of, or give any Government Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Company or that otherwise relates to any of the Company's property, assets or businesses; or (v) result in the imposition of any Encumbrance upon or with respect to any of the Subject Equity or any of the property, assets or businesses of the Company. No Seller Party or the Company are or will be required to perform or obtain any action or consent, approval, Order or authorization of, or registration, declaration, or filing with, any Government Entity or other Person (including the spouse of a Seller Party, if any) in connection with the execution and delivery of the Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby.

3.6 Proceedings and Orders.

(a) There are no, and have been no, Proceedings (i) pending, or, to the Seller's Knowledge, threatened against or by the Company, (ii) pending, or, to the Seller's Knowledge, threatened against the officers, directors, members, managers or employees of the Company with respect to their business activities with the Company, or (iii) pending, or, to the Seller's Knowledge, threatened, seeking an Order or other prohibition preventing the Company from engaging in any commercial act in any jurisdiction. The Company is not the subject of any Order nor has plans to initiate any Proceeding.

(b) There is no Proceeding pending or, to the Seller's Knowledge, threatened against or relating to a Seller Party which would affect such Seller Party's ability to enter into the Transaction Documents to which such Seller Party is party or to consummate any of the transactions contemplated by such Transaction Documents, including such Seller Party's ability to sell and transfer the Subject Equity, and no event has occurred or circumstance exists which could reasonably be expected to give rise to any such Proceeding.

3.7 Compliance with Laws.

(a) Except as set forth on Schedule 3.7(a), the Company has conducted the Business and its operations in compliance with all Laws. The Company is not relying on any exemption from or deferral of any of the Laws or Permits.

(b) The Company is not, nor in the five (5) year period immediately preceding the Closing Date has been, the subject of any actual or, to the Seller's Knowledge, threatened, Proceeding concerning an actual or alleged violation of any Law.

(c) The Company has been duly granted and holds all material Permits necessary for the conduct of the Business (the "Material Permits"). Except as set forth on Schedule 3.7(c), (i) such Material Permits are (and immediately following the Closing will be) valid and in full force and effect, (ii) the Company is not in breach or violation of, or default under, any such Material Permit, and no basis exists which, with notice or lapse of time or both, would constitute a breach, violation or default and (iii) such Material Permits will continue to be valid and in full force and effect, on identical terms, immediately following the consummation of the transactions contemplated by this Agreement.

3.8 Title to Assets; Sufficiency of Assets.

(a) Except as set forth on Schedule 3.8, the Company has good and marketable title to all of its tangible personal property and assets, free and clear of all Encumbrances. Such tangible personal property and assets, together with the Company's Intellectual Property assets, the Company's Leased Real Property and other assets and rights that are used, or held for use, or otherwise necessary for, the operation and conduct of, the Business as presently conducted, are sufficient to carry on the Business in the Ordinary Course of Business.

(b) Such property and assets referenced in Section 3.8 are, and have been maintained in, good working condition and repair (ordinary wear and tear excepted). The Company does not use any tangible assets in the conduct of its Business that are not owned or leased by the Company.

3.9 Real Estate. The Company does not own any real property nor does the Company hold any options to purchase any real property. Schedule 3.9 sets forth a complete list of all of the Company's Leases. Each Lease is legal, valid, binding, enforceable, and in full force and effect. The Company is not in default under any Lease, and, to the Seller's Knowledge, no landlord (or sublandlord or other third party, as applicable) is in default under any such Lease. The Company has not agreed or otherwise committed to lease any real property. No security deposit or portion thereof deposited with respect to any of the Company's Leased Real Property has been applied in respect of any breach or default under the Lease applicable thereto which has not been redeposited in full. There is no unpaid brokerage commission, finder's fee or a similar payment due from the Company with regard to any Lease. With respect to the Company's Leased Real Property, each such premises is (a) leased to the Company, (b) in good working condition and repair (ordinary wear and tear excepted) and (c) reasonably adequate and sufficient for the current operations of the Business, in the Ordinary Course of Business.

3.10 Intellectual Property.

(a) Schedule 3.10(a) is a full and complete listing and description of all Company Intellectual Property that is Registered Intellectual Property or that is material unregistered Company Intellectual Property. The Company Intellectual Property listed in Schedule 3.10(a) constitutes all of the Intellectual Property Rights that are material to the business of the Company as currently conducted.

(b) The Company (i) except as set forth on Schedule 3.1(b), owns and possesses all right, title and interest free and clear of any Encumbrances, or (ii) holds a valid and enforceable written license or other permission, in and to all Company Intellectual Property. The Company is listed on each and every pertinent application or registration for Company Intellectual Property owned by the Company that is the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration or application ("Registered Intellectual Property") as the sole owner of record thereof.

(c) The Company is the registered owner of the registrations for or applications to register the domain names listed in Schedule 3.10(a).

(d) All personnel, including current and former employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, on behalf of the Company, of any Company Intellectual Property owned by the Company, or who otherwise would have any rights in or to the Company Intellectual Property owned by the Company, either (i) have been a party to "work-for-hire" arrangements or agreements with the Company in accordance with applicable national and state law that has accorded the Company full and effective ownership of all Intellectual Property Rights thereby arising, or (ii) have executed valid and enforceable written instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective ownership of all Intellectual Property Rights developed or acquired while performing such services on behalf of the Company, and including all claims and causes of action arising therefrom.

(e) Schedule 3.10(e) lists all material Software developed by or for the Company and owned or purported to be owned by the Company. None of the Software set forth on Schedule 3.10(e) contains, is distributed with, or is derived from any Open Source Code which imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce any Company Intellectual Property in any manner. The Company owns or has the right to use all Software and systems used by the Company in the operation of its business as currently conducted ("Internal Use Software") without any conflict with rights of other Persons. The Company does not use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services to the Company, in lieu of or in addition to their use of the Internal Use Software.

(f) The Company Intellectual Property owned by the Company has not been infringed, misappropriated or violated and is not currently being infringed, misappropriated or violated by other Persons. No written claim by any third party against the Company contesting the use, registration, validity, enforceability, effectiveness or ownership of any such Company Intellectual Property against the Company has been received by the Company, or, to the Seller's Knowledge, is threatened or reasonably expected to arise, other than examiner allegations in pending office actions. Without limiting the generality of the foregoing, all of the Company Intellectual Property Rights that are Registered Intellectual Property rights are in full force and effect and all actions required to keep such rights pending or in effect or to provide full available protection, including the payment of filing, examination, annuity, and maintenance fees and the filing of renewals, statements of use, affidavits of incontestability and other similar actions, have been taken. The Company's rights in the Registered Intellectual Property are valid and enforceable, and no Registered Intellectual Property rights are the subject of any interference, opposition, cancellation, nullity, reexamination or other challenge or proceeding to which the Company has received notice placing in question the validity, enforceability or scope of such rights.

(g) Neither (i) the conduct of the Company's business as currently conducted or as currently proposed to be conducted or as formerly conducted, nor (ii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, import, export, sale or any other exercise of rights in any current or former Company Intellectual Property, product or service by the Company or licensee of the Company, has infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any Person (the "Third Party Intellectual Property"). The Company has not received any written notice or claim of any infringement, misappropriation or other violation or conflict by the Company of any Third Party Intellectual Property and no valid basis exists for any such notice or claim.

(h) The Company has taken commercially reasonable efforts to protect the secrecy and confidentiality of any of the Company Intellectual Property that constitutes trade secrets or for which the Company has a confidentiality obligation to any Person, and has taken commercially reasonable efforts to protect the ownership, rights in or to, or value of the Company Intellectual Property owned by the Company.

3.11 Privacy and Data Security.

(a) The Company's Data Handling practices are in compliance in all material respects with its external privacy policies, terms of use, contractual obligations, industry requirements and all Laws applicable to the Company. The Company maintains and has maintained policies and procedures regarding Sensitive Data and Data Handling and maintains and has maintained administrative, technical and physical safeguards that are commercially reasonable and, in any event, in compliance in all material respects with all applicable Laws, contractual obligations and industry requirements. There have been no security breaches or lapses in the security relating to, or violations of any of the Company's implemented security policies regarding, or any unauthorized access of, any data, information or facilities used by the Company. The Company has not been adversely affected by any denial-of-service attacks on any information systems used by the Company in the conduct of the Business. The Company has not received (i) any written notice from any Government Entity alleging non-compliance with any applicable Law relating to Sensitive Data or Data Handling or (ii) any written complaint from any Person about the Company's use of personal data.

(b) To the extent required by applicable Law, contractual obligations or industry requirements to which the Company is bound (i) Sensitive Data is stored and transmitted by the Company in an encrypted manner, (ii) Sensitive Data is not maintained by the Company for longer than is required by applicable Law, contractual obligations and industry requirements to which the Company is bound or as is otherwise reasonable, and (iii) Sensitive Data is transmitted to third parties by secure, encrypted means and subject to a requirement that the recipient treat any such Sensitive Information securely.

(c) The consummation of the transactions contemplated by this Agreement will not violate in any material respects any Law, contractual obligation or industry requirement relating to Sensitive Data or Data Handling, and all data, including the Sensitive Data, of the Company will continue to be available for Data Handing immediately following the Closing on substantially the same terms and conditions as existed immediately prior to the Closing.

3.12 Financial Statements.

(a) Set forth on Schedule 3.12(a) are (i) true and complete copies of the unaudited balance sheets and income statements of the Company for the fiscal years ended December 31, 2023 and December 31, 2022 (ii) true and complete copies of the unaudited balance sheet and income statement of the Company for the two (2)-month period ending on February 29, 2024 (collectively, the "Financial Statements").

(b) The Financial Statements have been prepared in accordance with the books and records of the Company (which represent actual, bona fide transactions in all material respects and which have been maintained in accordance with reasonable business practices in all material respects) on a modified cash basis and in accordance with GAAP, applied on a consistent basis throughout and between the period covered thereby, except for the exclusion of notes that may be required by generally accepted accounting principles. The Financial Statements present fairly, the financial condition, assets and liabilities and results of operations and cash flows of the Company in all material respects as of such dates and for the periods specified. No officer, director, manager, member or employee of the Company has reported to the Company or any other Person any actual or alleged fraud or misconduct with respect to the Company's Financial Statements or books and records.

3.13 No Undisclosed Liabilities. The Company has never been declared Bankrupt. The Company has no Liabilities of a type required to be reflected on the face of a balance sheet prepared in conformity with the Accounting Practices, except for the Liabilities set forth in the Latest Balance Sheet and Liabilities of the type set forth on the face of the Latest Balance Sheet, which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, or relates to any tort or breach or violation of, or default under, any Material Contract or Law).

3.14 Absence of Changes. Since December 31, 2023, there has been no change in the financial condition or operating results of the Business which could have a Material Adverse Effect on the Business or the Company.

3.15 Taxes.

(a) The Company has timely filed, or has caused to be timely filed on its behalf, all income (and similar Taxes imposed in lieu thereof) and other Tax Returns required to be filed by it in accordance with all applicable Laws. All such Tax Returns were and are true, correct and complete in all material respects. All amounts of Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full. No written claim has ever been made by a Government Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, and there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any of the assets of the Company other than Encumbrances for current Taxes not yet due and payable.

(b) The Company has deducted, withheld and timely paid to the appropriate Government Entity all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to, or payable in respect of, any employee, independent contractor, creditor, shareholder or other third party, and the Company has complied with all reporting and recordkeeping requirements.

(c) No Proceeding concerning any Tax Liability or Tax Return of the Company is pending or being conducted, or, to the Seller's Knowledge, has been threatened, claimed or raised by a Government Entity. None of the Company's Tax Returns are being, or within the past five (5) years have been, audited, are currently the subject of an audit or are subject of an inquiry by any Government Entity. The Seller has provided to the Purchaser true, correct and complete copies of all income Tax Returns (and similar Taxes imposed in lieu thereof) and other Tax Returns, examination reports, audits and statements of deficiencies filed, assessed against, or agreed to by the Company within the past five (5) years.

(d) The Company has not waived any statute of limitations in respect of Taxes or Tax items. The Company has not agreed to nor is it a beneficiary of any extension of time with respect to any Tax deficiency, any Tax that may be assessed or collected, or any adjustment to any Tax Return that may be made. The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law), private letter rulings, technical advice memoranda or similar Contracts or rulings relating to Taxes have been entered into or issued by any Government Entity with or in respect of the Company.

(e) The unpaid Taxes of the Company (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Company in filing its Tax Returns.

(f) The Company has been a member of an affiliated, consolidated, combined or unitary group, including an "affiliated group" within the meaning of Code Section 1504(a) (or any similar provision of state, local or foreign Law) since its acquisition by Shareholder and its Affiliates on September 30, 2021. The Company is not a party to any contractual obligation relating to Tax sharing or Tax allocation. The Company does not have any Liability for the Taxes of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(g) The Company is not nor has it been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision (including of state, local or foreign Tax Law) by reason of any change in any accounting methods, the Company will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement or to include any item in taxable income post-Closing (or exclude any item of deduction or loss post-Closing) as a result of such Code Section, any similar provision, or any change in accounting methods for Tax purposes, and the Company has not had an application pending with any Government Entity requesting permission for any changes in any of its accounting methods for Tax purposes. No Government Entity has proposed any such adjustment or change in accounting method.

(h) Neither the Company nor any member thereof (including the Purchaser after the Closing) will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in the U.S. Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date.

(i) The Company has not participated in, nor is it currently participating in, any "reportable transaction" within the meaning of U.S. Treasury Regulation Section 1.6011-4.

(j) Since its [September 30, 2021], the Company has been treated as a disregarded entity for federal Tax purposes.

(k) Since the Latest Balance Sheet Date, the Company has not entered into any settlement or compromise of any Tax Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company, filed or changed any material Tax election, amended any income, franchise, sales, use or other material Tax Return, entered into any "closing agreement" as described in Code Section 7121, or failed to pay any Tax as it came due.

(l) The Company is not now, nor has it ever been, a "United States real property holding corporation" within the meaning of Code Section 897(c).

(m) The Company has not engaged in any transaction that could affect its income Tax Liability for any taxable year not closed by the statute of limitations which is a "listed transaction" within the meaning of U.S. Treasury Regulation Sections 1.6011-4, 301.6011-4 or 301.6112-1 (irrespective of the effective date).

3.16 Contracts.

(a) Schedule 3.16(a) sets forth a list of (with specific reference to the applicable categories below) the following Contracts, to which the Company is a party or by which the Company is bound (collectively, the "Material Contracts"). For each oral Contract which is a Material Contract, the Company has provided a summary of the material terms, and for each written Contract which is a Material Contract, the Company has provided a fully-executed and complete copy of such written Contract, including all amendments and supplements thereto.

(i) any Contract providing for the employment or consultancy with an individual on a full-time, part-time, consulting, independent contractor or other basis or otherwise providing compensation or other benefits, including severance or change-of-control benefits, to any officer, director, employee, independent contractor or consultant;

(ii) any Contract under which the Company has advanced or made any loan to any of its directors, shareholders, officers or employees;

(iii) any Contract under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company or the Business;

(iv) all Contracts for the sale of the Products involving consideration of more than $10,000 per year or involving a customer listed on Schedule 3.20;

(v) any Contract for the purchase of materials, supplies, services, merchandise, equipment or real property involving consideration of more than $10,000 or involving a supplier listed on Schedule 3.20;

(vi) any Contract not entered into in the Ordinary Course of Business;

(vii) any Contract relating to confidentiality, non-competition or non- solicitation restrictions (other than confidentiality Contracts entered into in the Ordinary Course of Business) or that otherwise restricts the conduct of the Business by the Company or limits the freedom of the Company to sell any Product or provide any service, to engage in any line of business, or to compete with any Person in any geographic area or to hire, solicit, or retain any Person (whether the Company is subject to or the beneficiary of such obligation);

(viii) any Contract (or group of related Contracts) under which the Company has created, incurred, assumed or guaranteed any Indebtedness or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

(ix) any Contract concerning a partnership or joint venture in which the Company is a partner or joint venture;

(x) any Contract relating to the acquisition or disposition by the Company of any other Person or the assets of a Person, or any acquisition or disposition by any other Person of the assets of the Company (whether by merger, consolidation or other business combination, sale of Capital Stock, sale of assets or otherwise) other than in the Ordinary Course of Business and general prevailing industry practice;

(xi) any lease required to be capitalized in accordance with GAAP and any other personal property or real property Leases or Contract involving payments in excess of $10,000 per year;

(xii) any Contract that grants, or agrees to grant, any customer a right to "most favored nation" pricing terms;

(xiii) any Contract with any Government Entity;

(xiv) any Contract that requires the Company to assume any Tax, environmental or other Liability of any Person;

(xv) any Contract granting a power of attorney or similar grant of agency, or any dealer, distributor, sales representative, marketing or similar Contract;

(xvi) any Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(xvii) any Contract containing any warranty Contracts with respect to the Products sold, leased or licensed or services provided by the Company, in each case which contains terms and conditions (including provisions for indemnity) that differ in any material respect from the Company's standard warranty terms and conditions and which are materially more onerous to the Company than such standard warranty terms and conditions;

(xviii) any Contract under which the Company has granted any Person any registration rights (including demand or piggyback registration rights);

(xix) any Contract related to a broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting or advertising;

(xx) any Contract between the Company, on the one hand, and any of its independent contractors or consultants, on the other hand, regarding ownership and rights with regard to Company's Intellectual Property produced by such independent contractor or consultant that deviates in any material respect from the Company's standard form thereof; and

(xxi) any Contract related to collective bargaining Contracts or with any union or similar organization;

(xxii) any Contract between the Company, on the one hand, and any Affiliate of the Company, a Seller Party or any Affiliate of a Seller Party, on the other hand.

(b) The Company has performed all of the material obligations required to be performed by it to date, and is not in default in any material respect under, any Contract. To the Seller's Knowledge, no other party to any Contract is in default thereunder. All Contracts are in full force and effect and are enforceable against all parties thereto in accordance with their terms, subject to (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a Proceeding at law or in equity). The Company has not been notified that any party to any Contract intends to cancel, terminate, not renew or exercise an option under any Contract, whether in connection with the transactions contemplated by this Agreement or otherwise, and to the Seller's Knowledge, no such action has been threatened or contemplated. All Contracts in existence as of the date hereof will be valid, binding, enforceable and effective Contracts of the parties thereto immediately following the consummation of the transactions contemplated by this Agreement.

3.17 Product Warranty and Liability. Each product and service currently being sold, licensed, distributed or delivered by the Company (collectively, the "Products and Services") was, at the time such Products and Services were sold, licensed, distributed or delivered, (i) in compliance with all applicable Laws in all material respects, and (ii) in conformity with all applicable contractual obligations of the Company in all material respects. Except as set forth on Schedule 3.17, the Company does not have any Liability for replacement or repair of any Products and Services or other damages in connection with any Products and Services. Except as set forth on Schedule 3.17, the Company does not, and has never in the past, offered any express or implied warranties with the Products and Services.

3.18 Employees.

(a) Schedule 3.18(a) is a complete and accurate list of the name, original hire date, job title, work location, status as exempt or non-exempt employee, and current salary, wage or rate of pay, accrued vacation pay and entitlement, commissions and bonus of all employees of the Company as of the Closing Date and whether any such employees are on layoff status (and if so, whether they have recall rights), are on short-term disability, long term disability, pregnancy leave, parental leave, family medical leave, extended absence or any other leave.

(b) The Company is in compliance with all Employment Laws applicable to its employees. Without limiting the generality of the foregoing, the Company has withheld from all remuneration (including taxable benefits) of its employees all Taxes and other deductions required to be withheld therefrom under applicable Laws and has remitted the same to the proper Tax or other receiving authority within the time required under applicable Law.

(c) No employees of the Company are covered by any collective bargaining Contract or any other Contract with any labor or trade organization or association and there are no outstanding applications for certification or any other Proceedings in which a union is claiming or seeking authority to bargain collectively for any employees of the Company, nor have there been any such activities within the past three (3) years.

(d) There are no claims, charges, Proceedings or formal complaints of discrimination (or breach of any other Employment Laws) (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or any other ground of discrimination protected by Employment Laws) pending or, to the Seller's Knowledge threatened, before any Government Entity relating to any of the Company's employees or the Business and there is no basis for any such charge, Proceeding or complaint.

(e) To the Knowledge of the Company, no employee of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights Contract, between such employee and any other party that in any way adversely affects or will affect (i) the performance of his or her duties as an employee of the Company after the Closing, or (ii) the ability of the Company to conduct the Business immediately following the Closing.

(f) The Company has not effectuated (i) a "plant closing" or (ii) a "mass layoff" (as such terms are defined in the Worker Adjustment and Retraining Notification Act) affecting any site of employment of the Business or operating units within any site of employment of the Business nor has the Company engaged in layoffs or employment terminations of its employees sufficient in number to trigger application of any similar state or local Law.

(g) Except as set forth on Schedule 3.18(g), the Company is not a party to or bound by any currently effective employment Contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement Contract or other employee compensation plan or Contract.

(h) Except as set forth on Schedule 3.18(h), the Company has no obligation to make severance, change-of-control, bonus, sale bonus or other payments (including annual or periodic bonuses, cash out of accrued vacation, sick time or paid time off) to any employee, independent contractor, director, officer, shareholder or agent of the Company whether as a result of the transactions contemplated by this Agreement or otherwise.

(i) No employee or independent contractor of the Company has been granted the right to employment or an independent contractor relationship by a Seller Party following the Closing and no employee or independent contractor of the Company has been offered any material compensation from a Seller Party.

(j) No officer, employee or independent contractor intends to terminate his, her or their employment or independent contractor relationship with the Company, nor does the Company have a present intention to terminate the employment or independent contractor relationship of any officer, employee or independent contractor.

(k) The Company has not incurred, and no circumstances exist under which the Company would incur, any Liability arising from the misclassification of employees as independent contractors or partners, from the misclassification of independent contractors or partners as employees, and/or from the misclassification of employees as exempt from the overtime pay requirements of the Fair Labor Standards Act or analogous state Law.

3.19 Employee Benefits.

(a) Schedule 3.19 lists each Employee Plan that the Company sponsors, maintains, contributes or is obligated to contribute, or under which the Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of the Company or the beneficiaries or dependents of any such Person (each a "Company Plan"). With respect to each Company Plan, the Company has provided to the Purchaser true, accurate and complete copies of each of the following: (i) if the Company Plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the Company Plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, copies of any trust Contracts, custodial Contracts, insurance policies, administrative Contracts and similar Contracts, and investment management or investment advisory Contracts, (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications, (v) if applicable, the most recent determination or opinion letter issued by the IRS (and a copy of any pending request for such determination) and (vi) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

(b) Neither the Company, nor any other Person that would, at the relevant time, be considered a single employer with the Company under Code Section 414 or Section 4001 of ERISA sponsors, maintains, contributes to, is required to contribute to or has any Liability in respect of, or has in the past six (6) years sponsored, maintained, contributed to, or had any Liability in respect of, an Employee Plan subject to Title IV of ERISA or Code Section 412, including any "multiemployer plan" as defined in Section 4001(a)(8) of ERISA.

(c) Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified, and no event has occurred and no circumstance exists that would reasonably be expected to adversely affect such tax-qualified status. Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with applicable Law, and nothing has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to an excise Tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a Tax under Code Section 4973.

(d) All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis.

(e) There is no pending or, to the Seller's Knowledge, threatened Proceeding relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. No Company Plan is or, within the last six (6) years, has been the subject of an examination or audit by a Government Entity, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f) Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment of any employee of the Company.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent event or events) (i) result in any compensation (whether of Change of Control Payments, severance payments or otherwise) becoming due to any employee, director, officer, consultant, independent contractor or agent of the Company, (ii) increase any benefit under any Company Plan, or (iii) result in the acceleration of the time of payment, vesting, or funding of any such payments or benefits.

3.20 Customers and Suppliers.

(a) Schedule 3.20 lists the twenty (20) largest customers and the five (5) largest suppliers of the Company for the twelve (12) month period ending on the Latest Balance Sheet Date and sets forth opposite the name of each such customer the amount and percentage of sales attributable to such customer and opposite the name of each supplier the amount and percentage of purchases attributable to such supplier.

(b) No supplier of the Company has notified or, to the Seller's Knowledge, threatened, in writing the Company that it intends to stop, or materially decrease the rate of, supplying materials, products or services or materially increase the price of such materials, products or services to the Company, and no customer of the Company has notified the Company in writing that it intends to materially alter, stop or materially decrease the rate of, buying materials, products or services or materially decrease the prices paid for such materials, products or services from the Company. The Company does not have any Liability to make payments, repayments or reimbursements to any customers of amounts previously received by the Company from such customers other than in the Ordinary Course of Business.

3.21 Insurance. Schedule 3.21 contains a description (including insurance policy type, policy number, form of coverage, name of insurer, period, limits, deductibles and premiums) of each insurance policy maintained by the Company with respect to its properties, assets and the Business. Each such insurance policy is legal, valid, binding and in full force and effect. No notice of cancellation, termination, reduction of coverage or premium increase has been received with respect to any such policy, and, to the Seller's Knowledge, no cancellation, termination, reduction of coverage or premium increase of any such policy has been threatened or is contemplated. Schedule 3.21 contains a list of all pending claims and all claims submitted during the previous three (3) years under any insurance policies maintained by the Company. There has been no claim by the Company within the past three (3) years, with respect to its properties, assets or the Business that is pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance with the terms of such policies. The Company has insured its property, its assets and the Business in such manner as may be required pursuant to any Contracts, Permits or Law.

3.22 Environmental Matters. The Company is in compliance with applicable Environmental Laws and Environmental Permits. The Company possesses all Environmental Permits which are required for the operation of the Business. The Company has not received any written communication alleging that the Company currently is not or was not in compliance with applicable Environmental Laws or Environmental Permits. There is no Proceeding with respect to a breach of Environmental Laws or Environmental Permits pending or, to the Seller's Knowledge, threatened, against the Company or the Business.

3.23 Accounts. Schedule 3.23 sets forth a correct and complete list of all of the Company's (a) bank, savings, securities and investment accounts, certificates of deposit and safe deposit boxes and all Persons authorized to sign thereon, and (b) banks and other institutions where a borrowing, depository or transfer resolution is in effect and those Persons entitled to act thereunder.

3.24 Affiliate Transactions. No officer, director, member, manager, employee or Affiliate of the Company or a Seller Party or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest in, provides goods or services to, is employed by, or is a party to any Contract, commitment or transaction with, the Company or has any material interest in any material property used by the Company. Each such transaction is on terms no less favorable to the Company than could be obtained by the Company from an unrelated third Person in an arm's length transaction.

3.25 Brokers; Agents. Except as set forth on Schedule 3.25, no Seller Party nor the Company has retained, employed or used any agent, finder, broker or other representative in any manner which could result in the Company, a Seller Party or the Purchaser being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement or any of the other Transaction Documents. The fees and expenses of any Person set forth on Schedule 3.25 shall be the sole responsibility of the Seller Parties.

3.26 Indebtedness; Guarantees; Restricted Cash. Schedule 3.26 sets forth the Company Indebtedness, all of which may be repaid at any time without premium or penalty, except as further set forth on Schedule 3.26. Schedule 3.26 also contains a correct and complete list of all guarantees, indemnities and bonds entered into by the Company for the benefit of or with respect to the Company and that is outstanding immediately prior to the Closing. The list on Schedule 3.26 includes the beneficiary(ies) of the guarantees, indemnitees and bonds and a description of the liabilities and obligations guaranteed, indemnified or otherwise supported thereunder. The Company has not made a dividend or distribution of any cash or cash equivalents which the Company is otherwise required to maintain on deposit with a third party pursuant to the terms of any Contract to which the Company is a party or by which it is bound.

3.27 Certain Payments. None of the Company, the Seller Parties, or any director, officer, member, manager, employee or agent of the Company, has directly or indirectly: (a) made any contribution, gift bribe, rebate, payoff, influence payment, kickback or other payment in violation of any Law to any Person, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special circumstances already obtained, for or in respect of the Company or any Affiliate of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.28 Solvency. Immediately after giving effect to the transactions contemplated hereby, the Seller Parties shall be solvent and shall: (a) be able to pay their debts as they become due; and (b) have adequate capital to carry on their business as being conducted immediately prior to the Closing Date. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller Parties. In connection with the transactions contemplated by this Agreement, the Seller Parties have not incurred, and do not plan to incur, debts beyond its ability to pay as they become absolute and matured.

3.29 COVID.

(a) The Company applied for the PPP Loan in good faith, and at the time of application, was eligible for, and qualified under, the Paycheck Protection Program to receive the PPP Loan. In determining to apply for the PPP Loan, the Company examined and reasonably determined that securing other sources of liquidity would have been substantially detrimental to the Company. The Company submitted, or otherwise provided, only truthful and accurate information, including truthful certifications, in its application for the PPP Loan. The original principal amount of the PPP Loan was accurately calculated in accordance with the Paycheck Protection Program, including the determination of the Company's employee count and payroll costs, and there is no basis for the SBA, the PPP Lender or any other Person to contest that the original principal amount of any PPP Loan was in excess of the amount permitted under the Paycheck Protection Program. The Company used the proceeds of the PPP Loan strictly in accordance with the Paycheck Protection Program and, to the to the Seller's Knowledge. All amounts of the PPP Loan have been provided full forgiveness by the PPP Lender and the SBA.

(b) The Company has kept detailed records of the disbursement of the proceeds of the PPP Loan (including the underlying calculations of the original principal amount of the PPP Loan, the necessity of the PPP Loan and each disbursement of the proceeds of the PPP Loan). The Company is not subject to, or the Seller's Knowledge threatened with, any Proceeding relating to any PPP Loan

(c) Except for the PPP Loan and the ERC, the Company has not applied for, become the beneficiary of or received any other loan, grant or benefit offered by any Government Entity pursuant to the COVID Legislation. There is no basis for the SBA, the IRS or any other Government Entity or Person to challenge that the original amounts of the PPP Loan or the ERC was in excess of what was permitted under the Paycheck Protection Program or other COVID Legislation. There is no basis for any Government Entity or any other Person to challenge the forgiveness of the PPP Loan or the amount or validity of the ERC.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller Parties that the statements contained in this Article 4 are true and correct as of the Closing.

4.1 Formation and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all necessary corporate power and authority to own or lease its properties and assets and to carry on its business.

4.2 Authority; Binding Effect and Noncontravention.

(a) The Purchaser has full right, power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated herein and therein. Each Transaction Document to which the Purchaser is a party has been or as of the Closing will be duly authorized, executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser which is enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a Proceeding at law or in equity).

(b) The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party do not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of; (ii) constitute a default under or result in a violation of; (iii) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity pursuant to (A) its articles of incorporation, bylaws or other similar Contract with respect to the Company or (B) any Contract or any Law to which the Purchaser is a party or to which any of its assets are subject.

4.3 Proceedings and Orders.

(a) There is no Proceeding pending or, to the Purchaser's Knowledge, threatened against or relating to the Purchaser which would affect the Purchaser's ability to enter into the Transaction Documents to which it is a party or to consummate any of the transactions contemplated by such Transaction Documents.

(b) The Purchaser is not subject to any Order and, to the Purchaser's Knowledge, no such Order is threatened that relates to any of the transactions contemplated by the Transaction Documents to which it is a party.

4.4 Brokers; Agents. The Purchaser has not retained, employed or used any agent, finder, broker or other representative in any manner which could result in the Seller Parties being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of the Transaction Documents.

ARTICLE 5
POST-CLOSING COVENANTS

The Seller Parties and the Purchaser, as applicable, covenant and agree with respect to the period after the Closing as follows:

5.1 Cooperation. The Parties shall reasonably cooperate with each other and shall cause their respective agents and representatives to cooperate with each other after the Closing to ensure the orderly transition of the ownership of the Company from the Seller to the Purchaser and to minimize any disruption to the Company and the Business that might result from the transactions contemplated by the Transaction Documents. Such cooperation shall include cooperating with the other Party in the closing and reporting of the financial and tax results from the Company's first fiscal quarter of 2024, as well as the annual audit and related tax filings which includes the financial and tax results of the first fiscal quarter of 2024.

5.2 Execution of Additional Documents. From time to time, as and when requested by a Party, each Party shall execute and deliver, or cause to be executed and delivered, all Contracts and shall take, or cause to be taken, all further or other actions, in each case only to the extent consistent in all respects with the express terms and conditions of the Transaction Documents, as such Parties may reasonably deem necessary or desirable to consummate the transactions contemplated by the Transaction Documents.

5.3 Records. The Purchaser shall retain all material books and records of the Company applicable to the period prior to the Closing for a period of at least seven (7) years after the Closing. During the period in which such books and records are maintained, upon reasonable notice and request by the Seller, the Company shall permit, during normal business hours, the Seller or any of its agents or representatives to, at the Seller's expense, to examine, copy and make extracts from such books and records as the Seller is reasonably likely to need in connection with any accounting or auditing requirements or any applicable Law or in connection with any Proceedings; provided, such access does not unreasonably disrupt the operations of the Company.

5.4 Taxes.

(a) Transfer Taxes. Except as otherwise provided in this Agreement, the Seller Parties covenant and agree to pay when due all Taxes, including documentary, stamp or other transfer Taxes, incurred in connection with the transfer, delivery or sale of the Subject Equity to the Purchaser pursuant to this Agreement and the other Transaction Documents.

(b) Withholding. The Parties agree that all withholding and other Taxes that may be required to be withheld from the Purchase Price shall be borne by the Seller. If required by applicable Law and known to the Purchaser at or prior to the Closing, the Purchaser shall deduct from the Purchase Price the full amount of such withholding or other Taxes and remit such Taxes to the appropriate Government Entity.

(c) Tax Returns.

(i) The Seller shall file, or cause the Company to file prior to the Closing, on a timely basis all Tax Returns that are required to be filed by the Company for all periods ending prior to the Closing Date (taking into account any extensions of time to file). The Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all periods ending prior to the Closing Date (the "Seller Returns") that are required to be filed after the Closing Date. The Seller Returns shall be prepared in accordance with the most recent Tax practices of the Company as to elections and accounting methods unless otherwise required by Law. The Seller shall provide copies of the Seller Returns to the Purchaser at least twenty (20) days prior to their filing deadline and permit the Purchaser to review, comment on, and approve the Seller Returns prior to filing, and the Seller shall reflect such comments from the Purchaser on such Seller Returns. The Seller shall pay, or cause the Company to pay prior to the Closing, all Taxes due and payable on the Tax Returns filed under this Section 5.4(c)(i).

(ii) The Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date (the "Straddle Period"). The Seller Parties shall pay to the Purchaser within five (5) Business Days before the date on which the Tax Returns for the Straddle Period are paid an amount equal to the portion of such Taxes that relate to the portion of such Straddle Period ending on the day immediately prior to the Closing Date to the extent such Taxes are not included as a liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) on the Financial Statements. For purposes of this Section 5.4(c)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for the Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period end on the date immediately prior to the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the date immediately prior to the Closing Date, using the "closing of the books" method of accounting, and in a manner consistent with the calculations delivered pursuant to Section 1.5(a). Any credits relating to the Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.

(iii) Neither the Seller Parties nor the Purchaser will file or cause or permit to be filed any amended Tax Return of the Company adjusting any Taxes for a period which includes any period prior to the Closing Date without the written prior consent of the other Party (which consent shall not be unreasonably withheld or delayed).

(d) Tax Proceedings. If any Government Entity issues to the Company (i) a notice after the Closing of its intent to conduct any Proceeding with respect to a Tax Return or Taxes of the Company for any Pre-Closing Tax Period or (ii) a notice of deficiency for Taxes for any Pre-Closing Tax Period, in each case, that would give rise to a Tax Liability for which a Seller Party is responsible under this Agreement (a "Tax Proceeding"), the Purchaser shall promptly notify such Seller Party in writing of its receipt of such communication from such Governmental Authority; provided, however, that the failure or delay to so notify such Seller Party shall not relieve such Seller Party of any obligation or Liability that such Seller Party may have to the Purchaser, except to the extent that such Seller Party is materially prejudiced thereby. Such Seller Party may, within ten (10) days of its receipt of written notice of such Tax Proceeding and upon providing written notice to the Purchaser, elect to control such Tax Proceeding that solely relates to Taxes of a Pre-Closing Tax Period (and not a Straddle Period) on behalf of the Company; provided that such Seller Party shall (A) keep the Purchaser reasonably informed with respect to the status and nature of such Tax Proceeding, (B) allow the Purchaser to participate at its own expense in any such Tax Proceeding, and (C) not settle such Tax Proceeding without the Purchaser's prior written consent (not to be unreasonably withheld, conditioned or delayed). The Purchaser shall control all other Tax Proceedings on behalf of the Company. If such Seller Party fails to diligently defend such Tax Proceeding (which shall be determined in the Purchaser's reasonable discretion), or the Purchaser would be permitted to assume control of such Tax Proceeding pursuant to Section 7.4 if such Tax Proceeding were a Third Party Claim, then Purchaser may assume sole control of such Tax Proceeding upon providing written notice of such to such Seller Party.

(e) Assistance and Cooperation. After the Closing Date, the Parties shall: (i) assist each other in preparing any Tax Returns which such Party is responsible for preparing and filing in accordance with the terms hereof; (ii) cooperate in good faith in preparing for any Proceedings with any Government Entity regarding any Tax Returns of the Company; (iii) make available to each other as reasonably requested all books and records and other information in the possession or under the control of such Party which are required in connection with any of the actions described in the preceding clauses (i) or (ii) of this Section 5.4(d).

(f) Purchase Price Allocation. The Parties agree that the Purchase Price shall be allocated for all purposes in accordance with Section 1060 of the Code and the allocation methodology set forth on the schedule attached hereto as Schedule 5.4(f). Within sixty (60) days of the Closing Date, Purchaser shall provide Seller with such allocation (the "Allocation") for review and comment and shall make any revisions as are reasonably requested by Seller. The Allocation shall be binding on the Parties, and each Party agrees that it will prepare and file their Federal and any state or local income Tax Returns based on such allocation of the Purchase Price. The Purchaser and Seller shall prepare and file IRS Form 8594 and any other notices and filings required by Section 1060 of the Code (and any applicable forms required under state or local Law) in a timely manner consistent with the Allocation. Neither Party will take (or permit its respective Affiliates to take) any Tax position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise, except as required by applicable Law. For avoidance of doubt, the Parties agree and acknowledge that the purchase and sale of the Subject Equity pursuant to this Agreement will be treated as the purchase and sale of the underlying assets (subject to the underlying liabilities) of the Company for Federal (and, as applicable, state and local) income Tax purposes.

5.5 Publicity. The Purchaser and the Seller Parties shall mutually agree upon any public announcement or press release that will be released following the Closing. Except as set forth in this Section 5.5, no public announcement, press release or disclosure shall be made by any Party with respect to the subject matter of this Agreement or the transactions contemplated by this Agreement or any of the terms hereof or thereof without the prior written consent of the other Party; provided, the provisions of this Section 5.5 shall not prohibit (a) any disclosure required by any applicable Law (in which case the disclosing Party shall provide the Purchaser and the Seller Parties with the opportunity to review in advance any such disclosure), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated by this Agreement, (c) any disclosure to a Party's accountants, advisors and other representatives (so long as such Persons agree to or are bound by contract or other professional obligation to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing party hereunder), or (d) any disclosure by the Purchaser to report and disclose the status of this Agreement and the transactions contemplated by this Agreement in the ordinary course to its Affiliates and/or their respective members or limited partners (so long as such Persons agree to or are bound by contract or other professional obligation to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing party hereunder)

5.6 Restrictive Covenants.

(a) For a period of five (5) years immediately following the Closing Date, the Seller Parties and their Affiliates shall not engage in any business that competes with the Business or in any business whose products or services compete, in whole or in part, with the current products or services of the Company, anywhere in the world, either directly or indirectly, whether as a manager, owner, operator, partner, member, shareholder, lender, principal, employee, director, officer, consultant, agent or otherwise; provided, that this Section 5.6 shall not prohibit the Seller Parties from investing or holding not more than one percent (1%) of the outstanding Capital Stock of any Person whose equity securities are listed on a national securities exchange so long as the Seller Parties and their Affiliates have no active participation in the management of the business of such Person.

(b) For a period of five (5) years immediately following the Closing Date, the Seller Parties shall not (and shall cause their Affiliates not to), directly or indirectly, either for themselves or through any other Person, (i) hire, solicit or induce, or attempt to hire, solicit or induce, any employee, consultant or independent contractor of the Company (in each case as of the Closing Date and during such period) to leave the employ of, or cease providing services to, the Company, or in any way interfere with the relationship between such employee, consultant or independent contractor and the Company or (ii) call on, solicit or service any current or former (within the past one (1) year period) customer, supplier or similar business relation of the Company for the provision of services competitive with those offered by the Company as of the Closing Date and the twelve (12) month period prior to the Closing Date, or induce or attempt to induce such Person to cease doing or decrease its business with the Company, or in any way interfere with the relationship between any such customer, supplier or similar business relation of the Company and the Company.

(c) For a period of two (2) years immediately following the Closing Date, the Seller Parties shall not (and shall cause its Affiliates not to) make any negative, derogatory or disparaging statement or communication regarding Purchaser, the Company or their respective employees.

(d) The Seller Parties acknowledge that in view of the nature of the Business and the business objectives of the Purchaser in consummating the transactions contemplated by this Agreement, the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the Purchaser, and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial and/or time limitation shall be enforced.

(e) The Seller Parties further acknowledge that (i) the foregoing territorial and time restrictions are essential to protect the goodwill and going concern value of the Business, (ii) the goodwill and going concern value of the Business comprise an essential portion of the consideration received by the Purchaser under this Agreement for which the Purchaser is paying the Purchase Price and (iii) the Purchaser would not enter into this Agreement or consummate the transactions contemplated by this Agreement without the Seller Party's agreement to the provisions of this Section 5.6. The Seller Parties acknowledge that the remedy at law for any breach by the Seller Parties of the covenants contained in this Section 5.6 will be inadequate and that the Purchaser will be entitled to seek injunctive relief without being required to prove actual damages or post bond. The Seller Parties and the Purchaser acknowledge that each covenant contained in this Section 5.6 constitutes an independent and severable covenant and if any or all of the provisions of this Section 5.6 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement, which will remain in full force and effect. On any dispute under this Section 5.6, the prevailing party, as determined by a court of competent jurisdiction based on the merits of each party's position, will be entitled to recover reasonable attorneys' fees and court costs from the nonprevailing party.

(f) The Purchaser and the Seller Parties acknowledge that the intent of the foregoing territorial and time restrictions is not compensatory in nature but rather is to protect the Purchaser's significant investment in the acquired business goodwill of the Company. The Purchaser and the Seller Parties further acknowledge that, despite any allocation of the Purchase Price to the contrary, no separate consideration is being paid for the foregoing territorial and time restrictions, but rather the consideration for the foregoing territorial and time restrictions is an inseparable part of the overall Purchase Price being paid for the Company.

(g) Within five (5) Business Days after receipt of a payment from a Government Entity related to the ERC, Purchaser shall pay to Seller or Seller's Affiliate as designed by Seller the amount received by the Company from such Government Entity, net of any fees and costs incurred by the Company in collecting such amount..

5.7 Non-Disclosure. The Seller Parties shall, and shall cause the their Affiliates and the successors and assigns of each of them to, hold in confidence all information involving or relating to the Company or the Business (the "Confidential Information"), in each case whether or not marked as or considered proprietary or confidential, and shall not use any such information for any purpose; provided, that the Seller Parties shall be permitted to disclose this Agreement to the their advisors, so long as each such Person is charged with an obligation of confidentiality and such Party is responsible for any breach by such Person of the provisions of this Section 5.7. "Confidential Information" does not include information that (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Seller Parties, or (b) becomes available to the Seller Parties on a non-confidential basis from another source, provided that such other source is not known by the Seller Parties to be bound by, and to the Seller Parties' actual knowledge, such disclosure does not breach, directly or indirectly, a confidentiality agreement between such other source and the Seller Party. The Seller shall, and shall cause the Seller Parties' Affiliates and their successors and assigns to, take commercially reasonable steps to safeguard the Confidential Information and protect it against improper disclosure, misuse or theft. If the Seller Parties, or any of their Affiliates, successors or assigns, is compelled to disclose any of the Confidential Information by judicial or administrative process or as required by Law, the Person compelled to, or whose Affiliate or successor or assign is compelled to, disclose such Confidential Information (a) shall promptly notify the Purchaser in writing, (b) shall disclose, or cause its Affiliate, successor or assign to disclose, only that portion of such Confidential Information which such Person is advised by its counsel is legally required to be disclosed and (c) shall assist, or cause its Affiliate, successor or assign to assist, the Purchaser, as reasonably requested by, and at the sole expense of, the Purchaser, in obtaining an appropriate protective Order or other reasonable assurance that confidential treatment will be accorded such information.

5.8  Litigation Support. In the event and for so long as any Party is actively contesting or defending against any Proceeding in connection with (a) any transaction contemplated under the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Seller Parties shall cooperate with the contesting or defending Party and its counsel in the defense or contest and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 7).

5.9 Seller Parties' Release. Effective at the Closing Date, the Seller Parties, on behalf of the themselves and their Affiliates, and their respective successors and assigns, hereby releases, remises, and forever discharges the Company and its respective directors, officers, members, managers, employees, agents, attorneys, representatives, subsidiaries, Affiliates, controlling Persons, and their successors and assigns, of and from any and all Liabilities of every nature, character or description, now accrued or which may hereafter accrue, without limitation of Law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time through the Closing Date (collectively, the "Released Claims"). The Seller Parties represent and warrant that no Released Claim has been assigned, expressly, impliedly, or by operation of law, and that all Released Claims of the Seller Parties released herein are owned by the Seller Parties, who have the sole authority to release them. The Seller Parties agree that the Seller Parties shall forever refrain and forebear from commencing, instituting or prosecuting any Proceeding, or otherwise attempting to collect or enforce any Released Claims. Notwithstanding anything to the contrary herein, the Released Claims do not include, and this Section 5.9 shall not be deemed to release, any claims or rights to receive the Purchase Price or other rights to which the Seller Parties may be entitled under the terms of the Transaction Documents.

ARTICLE 6
DISCLOSURE SCHEDULES

The information set forth in the Disclosure Schedules shall refer only to the Section or subsection, as the case may be, of this Agreement to which such information is responsive and any other section of the Disclosure Schedules to the extent the applicability of such disclosure to such other representation and warranty is reasonably apparent on its face (without examining any underlying or referenced documents). The Disclosure Schedules shall not vary, change or alter the literal meaning of the respective representations and warranties of the Seller and the Company contained in this Agreement, other than creating exceptions thereto. All capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

ARTICLE 7
INDEMNIFICATION

7.1 Survival of Representations and Warranties. All of the representations and warranties contained in Articles 3 and 4 shall survive the Closing for a period of eighteen (18) months; provided, that (i) the following matters shall survive indefinitely: the representations and warranties set forth Sections 3.1 (Title to Subject Equity), 3.2 (Capitalization), 3.4 (Organization and Standing), 3.5 (Authority; Binding Effect and Noncontravention), 3.25 (Brokers; Agents), 3.26 (Indebtedness; Guarantees; Restricted Cash); 4.1 (Formation and Standing), 4.2 (Authority; Binding Effect and Noncontravention), and 4.4 (Brokers; Agents) (the "Fundamental Representations"), and (ii) the representations and warranties under Section 3.15 (Taxes) shall survive the Closing and continue in full force and effect until the date that is sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any tolling, waiver, mitigation or extension thereof). If written notice of a claim has been given by a Party prior to expiration, then the relevant representation, warranty or other obligation shall survive as to such claim until the claim has been finally resolved in accordance with the terms hereof. All covenants and agreements in this Agreement shall survive until fully performed in accordance with their terms and any claim that a Party may have that arises from any fraud, willful misconduct or intentional misrepresentation on the part of the other Party or any agent of the other Party shall survive indefinitely.

7.2 Indemnification Obligations.

(a) Except as otherwise limited by this Article 7, the Seller Parties, jointly and severally, shall indemnify and hold harmless the Purchaser, the Purchaser's Affiliates (including the Company after the Closing) and their respective members, managers, shareholders, officers, directors, employees and agents (collectively, the "Purchaser Indemnitees" and each, a "Purchaser Indemnitee") from and after the Closing, in respect of any Liabilities which any Purchaser Indemnitee suffers, sustains or becomes subject to only to the extent arising from:

(i) the breach of any covenant or agreement made by the Seller Parties in the Transaction Documents;

(ii) the breach of any representation or warranty by the Seller Parties contained in the Transaction Documents or in any certificate delivered by the Seller Parties pursuant to this Agreement at the Closing; and

(iii) any Indemnified Liabilities.

(b) Except as otherwise limited by this Article 7, the Purchaser shall indemnify and hold harmless the Seller Parties and their Affiliates, and their respective members, managers, shareholders, officers, directors, employees, and agents (collectively, the "Seller Indemnitees" and each, a "Seller Indemnitee") from and after the Closing, in respect of any Liabilities which any Seller Indemnitee suffers, sustains or becomes subject to only to the extent arising from:

(i) the breach of any of any covenant or agreement made by the Purchaser in the Transaction Documents; or

(ii) the breach of any representation or warranty by the Purchaser contained in the Transaction Documents or in any certificate delivered by the Purchaser pursuant to this Agreement at the Closing.

7.3 Limitations on Indemnification.

(a) For purposes of determining (i) the amount of any Liabilities arising from any inaccuracy in or breach of any representation or warranty for which an Indemnified Party is entitled to indemnification under this Article 7 or (ii) whether any inaccuracy in or breach of any representation or warranty exists for purposes of this Article 7, the terms "material," "Material Adverse Effect," "in all material respects" and words of similar import shall be disregarded and given no effect (except with respect to Section 3.14 (Absence of Changes).

(b) The amount of any Liability subject to indemnification under Section 7.2 shall be calculated net of any insurance proceeds actually recovered by the Indemnified Party or from other third parties or collateral sources (including through contractual rights of indemnity of any Person which are contained outside of this Agreement), in each case, net of any premiums, deductibles, retentions, retro premiums and costs of recovery actually incurred by the Indemnified Party in procuring such proceeds or recovery, if any. In the event that an insurance recovery or recovery from other third parties or collateral sources is made by any Indemnified Party with respect to any Liability for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of such recovery, up to the amount indemnified, shall be made promptly to the Indemnifying Party, net of any premiums, deductibles, retentions, retro premiums and costs of recovery actually incurred following the Closing by the Indemnified Party in procuring such proceeds or recovery, if any.

7.4 Matters Involving Third Parties.

(a) If the Seller Parties or the Purchaser has a claim for indemnification under this Article 7 (the "Indemnified Party") with respect to any matter or claim against the Indemnified Party by a third party under this Article 7 (a "Third Party Claim"), then such Party shall promptly notify the other Party in writing (the "Indemnifying Party") with respect to such matter or claim; provided, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as

(i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) At times that the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b), (i) the Indemnified Party may retain separate co-counsel of its choice, reasonably acceptable to the Indemnifying Party, at the cost and expense of the Indemnified Party and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed, and

(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed.

(d) In the event that the Indemnifying Party fails to satisfy any of the conditions in Section 7.4(b) at any time, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 7.

(e) Notwithstanding Section 7.4(b), if the Indemnified Party determines in good faith that (i) a Third Party Claim that primarily seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, or (iii) relates to the Indemnified Party's or its Affiliates' relationship with employees, customers or suppliers, the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without the Indemnifying Party's written consent (which shall not be unreasonably withheld, conditioned or delayed).

7.5 Direct Claims. Any claim by an Indemnified Party for Liabilities which do not result from a Third Party Claim (a "Direct Claim") must be asserted by giving the Indemnifying Party reasonably prompt written notice thereof (such notice, a "Direct Claim Notice"). A Direct Claim Notice will describe the Direct Claim in reasonable detail and indicate the estimated amount of the Liabilities (if estimable) that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30)-day period, the Indemnifying Party will be deemed to have accepted such claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party provides a timely Objection Statement to the Indemnified Party, then the Indemnified Party and the Indemnifying Party may discuss such objection for a period of thirty (30) days from the date the Indemnified Party receives such Objection Statement (such period, or such longer period as agreed in writing by the Parties, the "Discussion Period"). If the Direct Claim that is the subject of the Direct Claim Notice has not been resolved prior to the expiration of the Discussion Period, the Indemnifying Party and the Indemnified Party may submit the dispute for resolution to a court of competent jurisdiction on the terms and subject to the provisions of this Agreement.

7.6 Exclusive Remedy. Except with respect to claims for specific performance of covenants and agreements and fraud, willful misconduct or intentional misrepresentation, indemnification pursuant to this Article 7 shall be the sole and exclusive remedy of the Parties with respect to breaches hereof and the matters set forth herein.

ARTICLE 8
MISCELLANEOUS

8.1 Expenses. Except to the extent expressly set forth herein, the Parties shall pay their own legal fees, accounting fees, investment banking fees, if any, and other fees, costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

8.2 Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 8.2.

If to the Purchaser:

Riddell, Inc.
1700 West Higgins Road, Suite
500 Des Plaines, Illinois 60018
Attention: General Counsel
Email: bproche@riddellsports.com

with a copy (which will not constitute notice) to:

Much Shelist, P.C.

191 N. Wacker Drive, Suite 1800
Chicago, Illinois 60606
Attention: Michael B. Shaw
E-mail: mshaw@muchshelist.com

If to the Seller Parties:

Evome Medical Technologies, Inc.49 Natcon Drive
Shirley, NY 11967

Attn: Mike Seckler

with a copy (which shall not constitute notice) to:

Joseph G. Martinez, Esq.

P.O. Box 131537
Carlsbad, CA 92013

Email: jgmartinezatty@gmail.com

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally or on the Business Day after deposit with a reputable overnight courier service, as the case may be.

8.3 Entire Agreement This Agreement, the Disclosure Schedules and the Exhibits attached hereto, and the other Transaction Documents constitute the entire agreement among the Parties relating to the subject matter hereof and thereof, and all prior agreements, correspondence, discussions and understandings of the Parties (whether oral or written) are merged herein and therein and superseded hereby and thereby, it being the intention of the Parties that this Agreement, the Disclosure Schedules, the Exhibits attached hereto, and the other Transaction Documents shall serve as the complete and exclusive statement of the terms of their agreement together. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, that Purchaser may, without the prior written consent of Seller Parties, at any time after the Closing, assign its rights, interests and obligations under this Agreement, in whole or in part, (a) to any subsequent purchaser of Purchaser or the Company or any portion of their assets or business (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise), (b) for collateral security purposes to any lender providing financing to Purchaser or any of its Affiliates (including the Company) and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part, or (c) to any of Purchaser's Affiliates.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns.Section Headings. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.Severability. Except as set forth in Section 5.6, the Parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative for any reason, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the Parties shall be construed and enforced accordingly.Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. The sole and exclusive venue for any Proceeding arising out of this Agreement shall be in a state or federal court located in Delaware. Each Party hereby waives, to the fullest extent permitted by Law: (a) any objection that such party may now or hereafter have to venue of any Proceeding brought in such court; (b) any claim that any Proceeding brought in such court has been brought in an inconvenient forum; and (c) any defense such Party may now or hereafter have based on lack of personal jurisdiction in such forum.Waiver of Right to Trial by Jury. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THE TRANSACTION DOCUMENTS WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY SUCH TRANSACTION DOCUMENTS WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND, THEREFOR, THE PARTIES AGREE THAT ANY LAWSUIT ARISING OUT OF ANY SUCH CONTROVERSY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.Counterparts. This Agreement may be executed in one or more original, facsimile and/or ".PDF" counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been executed by each of the Party and delivered to the other Party.Modification. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing and signed by an authorized signatory of the Party or Parties to be affected thereby.Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.Construction. In this Agreement, (a) the words "hereof," "herein," "hereto," "hereunder" and words of similar import mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears, (b) words importing gender include the other genders as appropriate, (c) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference, (d) the words "include" and "including" and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation", (e) unless otherwise clarified, all references to "Sections", "Articles", "Schedules" and "Exhibits" are intended to refer to the Sections, Articles, Schedules, Annexes and Exhibits to this Agreement, (f) all references to "$" and "dollar" refer to United States currency; and (g) all references to statutes and regulations shall include amendments of such and any successor or replacement statutes and regulations. The Parties hereby agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement, and that all of the Parties jointly and equally participated in the drafting of the Transaction Documents. Definitions.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act of 1934, as amended.

"Agreement" has the meaning set forth in the Preamble.

"Arbiter" means an independent and regional or nationally-prominent accounting or valuation firm with expertise in disputes of the type contemplated by Section 1.5 and which is mutually acceptable to the Purchaser and the Seller, provided, if the Purchaser and the Seller Representative are unable to agree on such a firm, they shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Arbiter.

"Bankrupt" means a Person has become insolvent or initiated insolvency Proceedings; assigns its assets for the benefit of creditors, voluntarily or involuntarily enter any bankruptcy or other reorganization Proceeding.

"Business" has the meaning set forth in the Recitals.

"Business Day" means any weekday on which commercial banks in Delaware are open for business. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercises, and shall not lapse, until the end of the next Business Day.

"Capital Stock" means any and all shares, interests, participations or equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, profit interests, joint venture interests and beneficial interests, and any and all warrants, options, convertible or exchangeable securities, or rights to purchase or otherwise acquire any of the foregoing.

"CARES Act" means the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended, and the regulations promulgated thereunder, including any successor Law.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Change of Control Payments" means, without duplication, (a) any bonus, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by the Company to any present or former director, officer, shareholder, employee or consultant thereof, including pursuant to any employment Contract, Employee Plan or any other Contracts, including any Taxes payable on or triggered by any such payment and (b) any other payment, expense or fee that accrues or becomes payable by the Company or any Affiliate thereof to any Government Entity or other Person under any Law or Contract, in the case of each of (a) and (b) of this definition, as a result of, or in connection with, the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated by such Transaction Documents and whether solely as a result thereof or in combination with any other event, whether or not such event has occurred or will occur, and that remain unpaid as of the Closing, including the employer portion of all payroll and employment Taxes (including social security, Medicare and unemployment) that the Company incurs with respect thereto or with respect to any other amounts paid pursuant to the Transaction Documents that constitute "wages" for Tax purposes.

"Closing" has the meaning set forth in Section 1.3.

"Closing Date" has the meaning set forth in Section 1.3.

"Closing Proceeds" has the meaning set forth in Section 1.3.

"Code" means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

"Company" has the meaning set forth in the Recitals.

"Company Indebtedness" has the meaning set forth in Section 1.3(b).

"Company Intellectual Property" means all Intellectual Property Rights that are owned or used, or are held for use by the Company in its business as previously conducted, currently conducted or proposed to be conducted, including any license agreement or other permission permitting the Company to use any Intellectual Property Right.

"Company Plan" has the meaning set forth in Section 3.19(a).

"Confidential Information" has the meaning set forth in Section 5.7.

"Contract" means any contract, agreement, arrangement, instrument or legally binding commitment, whether oral or written.

"COVID Legislation" means the CARES Act and any or other local, state or Federal programs providing loans or other assistance in response to COVID, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster (dated August 8, 2020), Notice 2020-65, Notice 2021-11, the Coronavirus Preparedness and Response Supplemental Appropriations Act (P.L. 116-123), the Families First Coronavirus Response Act (P.L. 116-127), the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139), the Paycheck Protection Program Flexibility Act of 2020 (P.L. 116- 142), the Consolidated Appropriations Act, 2021 (P.L. 116-260), the American Rescue Plan Act of 2021 (P.L. 117-2) and the PPP Extension Act of 2021 (P.L. 117-6).

"Data Handling" means the collection, storage, processing, use, transmission, disclosure and securing of data.

"Deficit" has the meaning set forth in Section 1.5(d).

"Direct Claim" has the meaning set forth in Section 7.5.

"Direct Claim Notice" has the meaning set forth in Section 7.5.

"Disclosure Schedules" means the disclosure schedules delivered in connection with this Agreement, attached hereto and incorporated herein.

"Discussion Period" has the meaning set forth in Section 7.5.

"Employee Plan" means any plan, program, Contract, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock unit, phantom stock, stock appreciation right, profits interest or other equity-based plan or (d) any other employment, consulting, independent contractor, severance, deferred-compensation, retirement, welfare-benefit, retiree medical or life insurance, bonus, incentive, profit-sharing, retention, change-of-control, tax gross-up, fringe-benefit, or other similar plan, program, Contract, policy or arrangement.

"Employment Laws" means all Laws relating to employment and labor, including those relating to wages, hours of employment or labor standards generally, labor or industrial relations, workers' compensation or workplace safety and insurance, occupational health and safety, privacy, immigration, employer health tax, employment or unemployment insurance, classification of employees and independent contractors, payroll and income tax withholdings, and the common law as it relates to employment, applicable to all employees or former employees.

"Encumbrances" means any lien, security interest, option, mortgage, pledge, claim, hypothecation, charge, preemptive right, voting trust, imposition, covenant, condition, right of first refusal, right of purchase, easement or conditional sale or other title retention Contract or any other similar restriction on ownership.

"Environmental Laws" shall mean all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments, and orders relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including Laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

"Environmental Permits" shall mean all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations.

"ERC" means the Employee Retention Credit, sometimes referred to as the Employee Retention Tax Credit, is a refundable tax credit for businesses and tax-exempt organizations that had employees and were affected during the COVID-19 pandemic. The Company applied for approximately $1,036,531 for the quarters July-September 2020, January-March 2021, April-June 2021 and July-September 2021, in order to cover qualified wages and qualified health plan expenses.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

"Estimated Closing Date Net Working Capital" has the meaning set forth in Section 1.5(a).

"Estimated Price Decrease" has the meaning set forth in Section 1.5(a).

"Estimated Price Increase" has the meaning set forth in Section 1.5(a).

"Final Closing Date Net Working Capital" has the meaning set forth in Section 1.5(b).

"Financial Statements" has the meaning set forth in Section 3.12(a).

"Fundamental Representations" has the meaning set forth in Section 7.1.

"Government Entity" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local, foreign or otherwise.

"Hazardous Substances" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (b) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or other words of similar import, under any Environmental Law.

"Indebtedness" means, without duplication, (a) all indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade liabilities and other current liabilities incurred in the Ordinary Course of Business which are not more than ninety (90) days past due), (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of a Contract to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (g) any indebtedness secured by an Encumbrance on a Person's assets, and (h) accrued interest to the day immediately prior to the Closing Date in respect of any obligations described in the foregoing clauses (a) through (g) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations which will be paid or prepaid (or become payable) at the Closing. Notwithstanding the foregoing, to avoid double- counting, "Indebtedness" shall not include items (A) to the extent that they are taken into account in the calculation of Final Closing Date Net Working Capital, or (B) to the extent that they are taken into account in the calculation of Seller Transaction Expenses.

"Indemnified Liabilities" shall mean all trade Indebtedness, rental or lease obligations, Tax obligations, utility bills (including gas, electric and telephone bills), real estate Taxes, personal property Taxes, advertising expenses, payroll and payroll Taxes, and any other Indebtedness, Liabilities, accounts payable, commissions, taxes or obligations of any character or description, whether accrued, contingent or otherwise, that arise out of the ownership of the Company and the Business prior to the Closing Date and which are not taken into account as part of the working capital adjustment contemplated by Section 1.5, including, without limitation, the following:

(a) all Liabilities in respect of the Company's Indebtedness prior to the Closing;

(b) all Purchaser Tax Losses;

(c) all Liabilities with respect to any employees, independent contractors, former employees or former independent contractors of the Company, including (i) all Termination and Severance Costs for any employees of the Company terminated prior to the Closing, (ii) all commissions owed to employees, independent contractors, former employees or former independent contractors for customers of Company that were earned prior to the Closing (and to be paid prior to or after the Closing) and commissions owed on renewals of such, and (iii) all Liabilities to employees and former employees of the Company with respect to workers' compensation and unemployment insurance benefits for events, occurrences and/or injuries or claims accrued through the Closing Date;

(d) any Liabilities arising out of any actual or alleged non-compliance with any Environmental Law or Environmental Permit arising from any action, event, circumstance or condition occurring or existing prior to the Closing Date;

(e) all Liabilities rising in connection with the misclassification or alleged misclassification of employment status of any Persons who provide, as of the Closing Date or have at any time prior to the Closing Date provided, services to the Company;

(f) all Liabilities arising in connection with all actions, demands and Orders against the Seller Parties, the Company, the Business or the Company's assets, including all amounts paid in investigation, defense or settlement of any of the foregoing, to the extent that such Liability arises out of any action pending as of the Closing Date or out of any matter, event, circumstance, condition, facts or circumstances that occurred or existed prior to the Closing Date, or any non-compliance with any Laws applicable to the Seller Parties, the Company, the Business or the Company's assets that occurred or existed prior to the Closing Date;

(g) Liabilities arising out of, or resulting from the Company's compliance or non- compliance with any Order prior to the Closing Date;

(h) all Liabilities arising out of or relating to service or product liability claims to the extent the services or products were provided by the Company or any independent contractor of the Company prior to the Closing Date;

(i) all Liabilities arising from or related to any breach, failure to perform, torts related to the performance, breach or non-performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any of the Company's Contracts prior to the Closing Date;

(j) all Liabilities arising from or related to the ERC;

(k) all Liabilities arising from or related to the PPP Loan; and

(l) any allowances, adjustments or credits to which customers of the Company may be entitled after the Closing Date based on facts, circumstances or events that existed or occurred prior to the Closing Date.

"Indemnified Taxes" or "Indemnified Tax" means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a contract, agreement or other arrangement entered (or assumed) by the Company on or prior to the Closing Date, in connection with the filing of a Tax Return (or amendment thereto), payable as a result of an assessment or adjustment by a Government Entity, by means of withholding, or for any other reason and whether disputed or not):

(a) all Taxes of Seller;

(b) all Taxes of the Company for any Tax period ending on or prior to the Closing Date, or portion of any Straddle Period ending on the Closing Date; and

(c) all Taxes resulting from (i) a breach of a representation or warranty contained in Section 3.15 (Taxes) (in each case construed as if they were not qualified by "Knowledge," "material," "Material Adverse Effect" or similar language) or (ii) a breach of a covenant or other agreement contained in this Agreement by Seller Parties or the Company; provided, however, that Indemnified Taxes shall exclude any Taxes to the extent specifically included in the computation of Seller Transaction Expenses, Indebtedness or Final Closing Date Net Working Capital, in each case, as finally determined.

"Indemnified Party" has the meaning set forth in Section 7.4(a).

"Indemnifying Party" has the meaning set forth in Section 7.4(a).

"Intellectual Property Rights" means all intellectual property rights throughout the world, including all: (a) United States, international and foreign patents, industrial design registrations and utility models, applications for any of the foregoing and any patentable subject matter, whether or not the subject of any application, and all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) United States, international and foreign trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, and other designators of origin (all whether registered or not), all applications and registrations for any of the foregoing and all goodwill associated with any of the foregoing; (c) uniform resource locators, Internet domain names and numbers, social media accounts and handles, websites and any registrations and applications for any of the foregoing; (d) copyrightable works of authorship, copyright applications and registrations therefor and all rights corresponding thereto throughout the world, and all moral and economic rights of authors and inventors, however denominated, throughout the world; (e) computer programs, applications, tools, development kits, firmware, compilers, algorithms, libraries, and other computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable code or other form, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all other documentation relating thereto ("Software"); (f) databases or other collections of data (excluding publicly available data and databases) and all rights therein throughout the world; (g) inventions (whether or not patentable), invention disclosures, improvements and trade secrets; (h) know-how, proprietary information, technology, technical data and customer lists, tangible or intangible proprietary information, and all documents relating to any of the foregoing; and (i) all other material intellectual and industrial property rights of every kind and nature and however designated, whether registered or unregistered, and all applications and registrations therefor throughout the world and all renewals and extensions thereof.

"Internal Use Software" has the meaning set forth in Section 3.10(e).

"IRS" means the Internal Revenue Service.

"Knowledge" means (a) with respect to the Seller, the actual knowledge of Seller after reasonable inquiry of the internal personnel of the Company, (b) with respect to the Purchaser, the actual knowledge of any officer or manager of the Purchaser after reasonable inquiry, or (c) with respect to any other Person, the actual knowledge of such Person after reasonably inquiry.

"Latest Balance Sheet" means the unaudited balance sheet as of February 29, 2024.

"Latest Balance Sheet Date" means February 29, 2024.

"Law" means any constitutional provision, statute or other law, rule, regulation, provider manual, published interpretation or policy of any Government Entity, including any environmental, health and safety requirement and any Order.

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

"Leases" means all leases, subleases, licenses, concessions and other Contracts (written or oral), including all amendments, extensions, renewals, guaranties and other Contracts with respect thereto, pursuant to which the Company holds any Leased Real Property.

"Liability" or "Liabilities" means any direct or indirect liability, duty or obligation of any kind or nature whatsoever, however designated (including strict, joint and several liability), equitable or injunctive remedies or relief, response costs, indebtedness, guaranty, endorsement, claim, loss, damage, penalty, judgment, award, settlement, tax, cost, fee (including reasonably investigation fee) deficiency, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, including any liabilities arising from any demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations.

"Material Adverse Effect" means a material adverse effect on the business (of the Purchaser or the Company, as the case may be), properties, assets, Liabilities, results of operations, financial condition or prospects of a Party and its subsidiaries, taken as a whole.

"Material Contracts" has the meaning set forth in Section 3.16(a).

"Material Permits" has the meaning set forth in Section 3.7(d).

"Medicare" means Title XVIII of the Social Security Act and the regulations promulgated thereby, and any sub-regulatory guidance.

"Net Working Capital" means (a) the sum of the current assets of the Company minus (b) the sum of the current liabilities of the Company, in each case determined in accordance with GAAP and the illustrative calculation set forth on Schedule 1.5.

"Net Working Capital Target" means $747,000.

"Objection Statement" means a bona fide written objection by a Party.

"Open Source" means any software code that is distributed as "open source software", "freeware" or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software.

"Order" means any binding and enforceable decree, injunction, judgment, order, ruling, assessment or writ issued by a Government Entity.

"Ordinary Course of Business" means the ordinary and usual course of normal day-to-day operations of the business of the Company consistent with past custom and practice (including with respect to quantity and frequency); provided, that in no event shall any breach of Law or Contract or violation of any Permit be considered ordinary or usual course of normal day-to-day operations of the business of the Company.

"Parties" means the Purchaser and the Seller Parties.

"Paycheck Protection Program" means the Paycheck Protection Program established pursuant to Section 1102 of the CARES Act, together with the guidance issued by the SBA in connection therewith.

"Payoff Letters" means the letters provided by the holders of the Company's Indebtedness to the Company in connection with the repayment of such Indebtedness as contemplated by this Agreement, each of which contains wire instructions, confirmation that all Encumbrances and all payment obligations with respect to such Indebtedness have been or will be released effective as of the payment in full of such obligations on the Closing Date.

"Permits" means any approval, consent, license, permit, certificates of need, waiver, provider Contract, provider number or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Entity, and all data and records pertaining thereto.

"Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.

"PPP Lender" means Mascoma Bank.

"PPP Loan" means that certain loan provided by the PPP Lender to the Company on April 12, 2020 in the original principal sum of $760,800, which was made pursuant to the Paycheck Protection Program.

"Preliminary Net Working Capital Statement" has the meaning set forth in Section 1.5(b).

"Proceeding" means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving any Government Entity, arbitrator or mediator.

"Products" has the meaning set forth in Section 3.17(a).

"Purchase Price" has the meaning set forth in Section 1.2.

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser Indemnitee" and "Purchaser Indemnitees" has the meaning set forth in Section 7.2(a).

"Purchaser Tax Losses" means all (i) Indemnified Taxes, (ii) costs and expenses of preparing Tax Returns for Tax period ending on or prior to the Closing Date and (iii) costs and expenses of contesting any audit or other Proceeding that could result in the imposition of an Indemnified Tax.

"Registered Intellectual Property" has the meaning set forth in Section 3.10(b).

"Releases" has the meaning ascribed to the term "releases" as defined in CERCLA.

"Released Claims" has the meaning set forth in Section 5.10.

"SBA" means the United States' Small Business Administration.

"Seller" has the meaning set forth in the Preamble.

"Seller Indemnitee" and "Seller Indemnitees" has the meaning set forth in Section 7.2(b).

"Seller Parties" means Seller and Shareholder.

"Seller Returns" has the meaning set forth in Section 5.4(c)(i).

"Seller Transaction Expenses" means (a) all costs, fees and expenses (including legal, accounting, investment banking, brokers, finders, advisory and other costs, fees and expenses) incurred by the Seller Parties or the Company prior to the Closing in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated by this Agreement, in each case which have not been indefeasibly paid in full prior to the Closing, and (b) Change of Control Payments or equity option payments and similar Liabilities to the extent due or arising as a result of the consummation of the transaction contemplated by this Agreement. All Seller Transaction Expenses are set forth on Schedule 8.14(a), which includes the wire instructions, amounts owed and names of each Person who is entitled to payment for providing such services.

"Sensitive Data" means includes (a) Nonpublic Personal Information, as defined under the Gramm-Leach-Bliley Act, (b) individually identifiable Personal Health Information, as defined by 45

C.F.R. § 160.103 under the Health Insurance Portability and Accountability Act, (c) information required by any applicable Law to be encrypted, masked or otherwise protected from disclosure, which may include user names, e-mail addresses, passwords or other credentials for accessing accounts, (d) government identifiers, such as Social Security or other tax identification numbers, driver's license numbers and other government-issued identification numbers, (e) bank account, credit or debit card numbers, (including any required security code), access code, personal identification number or password that would permit access to an individual's financial account, and financial account information therein, including balances and transaction data, and (f) any other information regarding an individual's or their employment, family, health or financial status, such as salary, employment benefits, marital status, geo-location data, and DNA information.

"Source Code" means Software code in human readable form or form which object code can be derived by compilation or otherwise.

"Straddle Period" has the meaning set forth in Section 5.4(c)(ii).

"Subject Equity" has the meaning set forth in the Recitals.

"Surplus" has the meaning set forth in Section 1.5(c).

"Tax" shall mean any and all Federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

"Tax Return" means any returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

"Termination and Severance Costs" means the costs of pay in lieu of notice, termination pay, severance pay, or any other similar payment legally required to be made by the Company to any employee or former employee of the Company, whether by Contract (including any severance policy), by statute or the common law, upon the termination of their employment (including constructive dismissal or any layoff deemed by Employment Laws to be a termination) and the costs of any and all employee and former employee demands, claims, complaints and Proceedings related to such termination of employment (including any damage awards) and any costs of defending such demands, claims, complaints and proceedings (including all attorneys' fees).

"Third Party Claim" has the meaning set forth in Section 7.4(a).

"Third Party Intellectual Property" has the meaning set forth in Section 3.10(g).

"Transaction Documents" means this Agreement, and all other Contracts, certificates and other documents to be entered into or delivered by any Person, pursuant to any of the foregoing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Membership Interest Purchase Agreement as of the date first above written.

PURCHASER:	EB SPORTS CORP.

	By:	/s/ Allison Boersma
Name: Allison Boersma
Title: Chief Financial Officer & Chief Operating Officer

SELLER:	SIMBEX ACQUISITION I CORPORATION

	By:	/s/ Mike Seckler
Name: Mike Seckler
Title: President

SHAREHOLDER:	EVOME MEDICAL TECHNOLOGIES INC.

	By:	/s/ Mike Seckler
Name: Mike Seckler
Title: Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement